EXHIBIT 4.1
AMENDMENT NO. 2
          This AMENDMENT NO. 2 (the “Amendment”) is effective as of September 14, 2010 between American Pacific Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).
          WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of August 3, 1999, as amended by the Amendment dated as of July 11, 2008 (as amended, the “Rights Agreement”);
          WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company that the Rights Agreement be amended to permit the Company to suspend the operation of the Rights Agreement at any time it deems such suspension to be necessary or desirable;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement or amend any provision of the Rights Agreement, under certain circumstances; and
          WHEREAS all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company.
          NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:
     1. Amendment.
The Rights Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Rights Agreement shall remain in full force and effect. Each reference in the Rights Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Rights Agreement, as amended by this Amendment.
     2. Amendment to Rights Agreement.
Section 27 of the Rights Agreement is amended by adding the following sentences at the end of such Section:
“At any time prior to the time that any Person becomes an Acquiring Person, if the Company deems it to be necessary or desirable, the Company may suspend the operation of this Agreement until the earlier of (a) the date the Company determines that such suspension is no longer necessary or desirable or (b) the Final Expiration Date. Upon any such suspension, the Company shall issue a public announcement stating that the operation of the Plan has been suspended, and also shall issue a public announcement at such time as the suspension is no longer in effect.”
[Signature Page Follows]

Page 1 of Exhibit 4.1

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

American Pacific Corporation		American Stock Transfer & Trust Company

By:	/s/ DANA KELLEY	By:	/s/ HERBERT J. LEMMER

Name:	Dana Kelley	Name:	Herbert J. Lemmer

Title:	CFO	Title:	Vice President

Page 2 of Exhibit 4.1